Exhibit 2.1

AMENDMENT TO STOCK AND ASSET PURCHASE AGREEMENT

This AMENDMENT TO STOCK AND ASSET PURCHASE AGREEMENT, made this 1st day of October, 2012 (this “Amendment”), is by and between GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (“Seller”), and EVERBANK, a federal savings association (“Acquiror”).

WITNESSETH:

WHEREAS, the parties have entered into that certain Stock and Asset Purchase Agreement dated June 30, 2012 (the “Purchase Agreement”).

WHEREAS, in accordance with Section 9.09(a) of the Purchase Agreement, the parties desire to enter into this Amendment to amend the Purchase Agreement and certain additional agreements as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.Amendment Agreement Regarding Section 5.01. Notwithstanding anything to the contrary in Section 5.01 of the Purchase Agreement, the parties agree that Seller shall not be in breach of such Section 5.01 for ceasing to, originate, close, fund or acquire, or seek to originate, close, fund or acquire, any loans in connection with the conduct or operation of the Business or the Acquired Business (whether in the ordinary course of business or otherwise).

2.Amendment to 5.05(f). Section 5.05(f) of the Purchase Agreement is hereby deleted and replaced in its entirety to read as follows:

“(i) Acquiror and Seller agree that the “Specified Permits” shall mean all Permits other than those set forth in Section 5.05(f)(i) of the Seller Disclosure Letter. (ii) Seller shall cause the licenses set forth in Section 5.05(f)(ii) to be terminated effective at or prior to the Closing.

3.Insertion of Section 5.21. The following is hereby inserted as a new Section 5.21 of the Purchase Agreement:

“Section 5.21. Consultant Agreements. Certain consultants provide commercial property environmental services to the Acquired Business and in respect of the Loans pursuant to Contracts or arrangements with Affiliates of the Company that will not be transferred to the Company as a part of the Restructuring Transactions (the “Excluded Consultant Contracts”). To the extent that amounts become due and payable to such consultants under the Excluded Consultant Agreements in respect of the Assets for services rendered prior to Closing, Seller may provide notice to Acquiror of such amounts (together with an identification of the Loan to which it relates). Acquiror shall as soon as reasonably practicable after receipt of any such notices cause the Company to instruct the applicable Obligors to promptly remit payment of the amounts specified by Seller to the extent reimbursement for such commercial property environmental services is required by the applicable Loan Documents) to the Company. In addition, Acquiror shall cause any amount paid or reimbursed to the Company or Acquiror under the Excluded Consultant Agreements to be promptly remitted to Seller. All costs and expenses incurred by the Company or Acquiror in connection with this Section 5.21 shall be payable by Seller; provided, however, that such costs and expenses shall not be payable by Seller without the prior consent of Seller.”

4.Insertion of Section 5.22. The following is hereby inserted as a new Section 5.22 of the Purchase Agreement:

“Section 5.22. Redmond Facility.

(a)    At or prior to Closing, Seller shall cause the Company to enter into a new lease (the “New Redmond Lease”) with Arden Realty Limited Partnership, a Maryland limited partnership (“Arden”) in respect of the second floor of the property currently covered by the Lease, dated April 29, 2010, by and between General Electric Business Property Corporation and Arden (the “Existing Redmond Lease”). The New Redmond Lease shall be in the form attached hereto as Exhibit H and shall be effective as of the Closing. Pursuant to, and in accordance with, the New Redmond Lease, the Company shall bear 53.88% of all costs and expenses of Arden incurred in connection with separate demising of the second and first floors for occupancy by the Company and other occupants that are Affiliates of the Seller (the “Company Demising Costs”).  Notwithstanding anything to the contrary set forth in this Agreement, the Purchase Price and Estimated Purchase Price shall not reflect or otherwise take into account (and the Statement of Estimated Purchase Price and the Final Closing Statement shall not reflect or otherwise take into account), any Company Demising Costs.

(b)    Except as otherwise provided in the New Redmond Lease and any related Contracts, the Company shall be solely responsible for any required installation of the technology, security or other matters in respect of the premises covered by the New Redmond Lease, and neither Seller nor Arden shall have any responsibility therefor.

(c)    Except as otherwise provided in the New Redmond Lease and any related Contracts, from and after Closing, Seller (on behalf of its Affiliates) shall cooperate in good faith with the Company and Acquiror to establish reasonable procedures and guidelines for the sharing of conference rooms formerly governed by the Existing Redmond Lease for such periods as the New Redmond Lease shall remain in full force and effect.”

5.Amendment to Schedule 1. Schedule 1 to the Purchase Agreement is hereby deleted and replaced in its entirety with Schedule 1 attached hereto.

6.Amendment to Schedule 2. Schedule 2 to the Purchase Agreement is hereby deleted and replaced in its entirety with Schedule 2 attached hereto.

7.Amendment to Exhibit A.

(a)The following definitions are hereby added into Exhibit A in alphabetical order to read in their entirety as follows:

“Arden” shall have the meaning set forth in Section 5.22(a).

“Company Demising Costs” shall have the meaning set forth in Section 5.22(a).

“Excluded Consultant Contracts” shall have the meaning set forth in Section 5.21.

“Existing Redmond Lease” shall have the meaning set forth in Section 5.22(a).

“New Redmond Lease” shall have the meaning set forth in Section 5.22(a).

“Replacement Date” means August 31, 2012.

“Replacement Loan” means each of the Loans identified as “Replacement Loans” in Part II of the Loan Schedule.

(b)The definition “Designated Loan Pool” is hereby deleted in its entirety.

(c)The definition of “Loan Schedule” set forth in Exhibit A to the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“Loan Schedule” means the loan schedule attached hereto as Schedule 1 setting forth as of the date of such schedule (or, with respect to the Replacement Loans, as of the Replacement Date) the following information with respect to each Loan: (i) the outstanding principal balance, (ii) the applicable interest rate, (iii) the accrued and unpaid interest, and (iv) the maturity date, as amended from time to time by Acquiror; it being agreed that notwithstanding anything to the contrary set forth in this Agreement: (x) any loan included on the Loan Schedule as of June 30, 2012 but not included on the Loan Schedule as of October 1, 2012 shall, for all purposes of this Agreement, be deemed to have not been included on the Loan Schedule at any time or for any purpose and (y) any Replacement Loan shall be deemed to be and treated as a Loan for all purposes under this Agreement from and after the Replacement Date; provided that any representations, warranties, covenants or agreements that are or would be applicable to a Loan (or the related Loan File, Loan Documents, Loan Agreements or Loan Collateral) as of or from and after June 30, 2012, shall only be applicable to Replacement Loans (or the related Loan Files, Loan Documents, Loan Agreements or Loan Collateral) as of or from and after the Replacement Date (and any and all references in this Agreement to “the date hereof”, when relating or referring to any Replacement Loan (or the related Loan File, Loan Documents, Loan Agreement or Loan Collateral), shall be deemed to be a reference to the Replacement Date in respect of such Replacement Loan).

8.Amendment to Seller Disclosure Letter.

(a)Section 1.01(i) (“Leased Real Property”) of the Seller Disclosure Letter is hereby deleted and replaced in its entirety with Schedule 1.01(i) (“Leased Real Property”) attached hereto.

(b)Section 3.04 of the Seller Disclosure Letter is hereby deleted and replaced in its entirety with Schedule 3.04 attached hereto.

(c)Section 3.11(a) of the Seller Disclosure Letter is hereby deleted and replaced in its entirety with Schedule 3.11(a) attached hereto.

(d)Section 3.18 of the Seller Disclosure Letter is hereby deleted and replaced in its entirety with Schedule 3.18 attached hereto.

(e)Section 5.01 of the Seller Disclosure Letter is hereby deleted and replaced in its entirety with Schedule 5.01 attached hereto.

(f)Section 5.05(f) of the Seller Disclosure Letter is hereby inserted into the Seller Disclosure Letter with Schedule 5.05(f) attached hereto.

(g)Section 5.08 of the Seller Disclosure Letter is hereby deleted and replaced in its entirety with Schedule 5.08 attached hereto.

9.No Other Amendments. Except as otherwise expressly amended or modified hereby, all of the terms and conditions of the Purchase Agreement shall continue in full force and effect. Each reference to “hereof”, “hereunder”, “herein” and “hereby” and each similar reference contained in the Purchase Agreement shall refer to the Purchase Agreement as amended hereby.

10.Entire Agreement. This Amendment and the Purchase Agreement, together, supersede any and all oral or written agreements and understandings heretofore made relating to the subject matter hereof and contain the entire agreement of the parties hereto relating to the subject matter hereof. Exhibits and attachments to this Amendment are incorporated into this Amendment by reference and made a part hereof.

11.Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other party hereto.

12.Incorporation of Miscellaneous Provisions. This Amendment shall be subject to the miscellaneous provisions contained in Article IX (other than Sections 9.06 and 9.14) of the Purchase Agreement, which are hereby incorporated by reference herein, mutatis mutandis.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed on the date first written above.

GENERAL ELECTRIC CAPITAL CORPORATION,
a Delaware corporation

By:________________________________________
Name:
Title:

EVERBANK, a federal savings association
By:
Name: Title:

SIGNATURE PAGE TO AMENDMENT TO PURCHASE AGREEMENT